FORM 4
                                             ----------------------------------
                                                       OMB APPROVAL
[ ] Check this box if no longer subject      ----------------------------------
    to Section 16. Form 4 or Form 5          OMB Number:               3235-0287
    obligations may continue.  See           Expires:             April 30, 1997
    Instruction 1(b).                        Estimated average burden
                                             hours per response.......       0.5
                                             ----------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person

   Lewis              Jane
-----------------------------------------------------
   (Last)            (First)            (Middle)

   c/o Cay House, P.O. Box N7776
-----------------------------------------------------
                     (Street)

   Lyford Cay, New Providence, Bahamas
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Dave & Busters, Inc. (DAB)

-------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year

   12/1999

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [X] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

-------------------------------------------------------------------------------

                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock              12/20/99     P              29,500      A       $6.1928      1,372,100          I               (1)
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (over)


                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Put Options  $5      12/21/99    S        300            (2)    5/2000   Common   30,000    7/8     300          I          (1)
(Obligation                                                              Stock
 to buy)
-----------------------------------------------------------------------------------------------------------------------------------
Put          12.5                         500            (2)     2/00    Common   50,000            500          I          (1)
(Obligation                                                              Stock
 to buy)(3)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) The securities reported herein are held by Mandarin, Inc. Joseph Lewis and Jane Lewis are the shareholders and directors of Mandarin, Inc. This filing shall not be deemed an admission that the Reporting Person is, for the purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any securities covered by this statement. The entire amount of Mandarin, Inc.'s holdings is reported herein.

(2)   Currently exercisable.

(3)   Previously reported.




              /s/ Jane Lewis                                     1/7/00
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.